Exhibit 10.4

ERASCA, INC.

SEVERANCE AND CHANGE IN CONTROL SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.         Introduction. The purpose of this Erasca, Inc. Severance and Change in Control Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated by the Company other than for Cause or who resigns for Good Reason under the circumstances described in the Plan, including, but not limited to, following a Change in Control of the Company. The Company recognizes that the potential of a Change in Control can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Plan is intended to (a) assure that the Company will have continued dedication and objectivity of key employees, notwithstanding the possibility, threat or occurrence of a Change in Control and (b) provide such employees with an incentive to continue their employment and to motivate them to maximize the value of the Company prior to and following a Change in Control for the benefit of its stockholders.

This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. References in this Plan to “You” or “Your” are references to a Covered Employee (as defined below) of a Participating Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 2 below.

2.         Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1     “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board or the Compensation Committee of the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 11, but only to the extent of such delegation.

2.2     “Base Pay” means a Covered Employee’s regular straight-time salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which an Involuntary Termination occurs (and prior to giving effect to any reduction in a Covered Employee’s salary giving rise to the Covered Employee’s resignation for Good Reason). Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Cause” means any of the following: (a) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part; (e) your ongoing and repeated refusal to perform your duties as required by any offer or employment letter with the Company or your ongoing and repeated refusal to comply with the lawful instructions given to you by the CEO or, with respect to the CEO, the Board; or (f) your willful, material breach of any Company policy or any material provision of any offer or employment letter or any confidential information agreement, proprietary information and inventions agreement. Prior to the determination that “Cause” under clauses (a), (c), (d), (e) or (f) has occurred, the Company shall (i) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) in the case of clauses (d), (e) and (f), afford you a reasonable opportunity of not less than thirty (30) days to remedy any such conditions, if capable of being cured, (iii) provide you an opportunity to be heard prior to the final decision to terminate your employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Plan, to constitute grounds for termination for Cause.

2.5     “CEO” means the Chief Executive Officer of the Company.

2.6    “Change in Control” means a “Change in Control” as such term is defined under the Company’s 2021 Incentive Award Plan. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, a Change in Control shall only constitute a Change in Control for purposes of the Plan if such transaction also constitutes a “change in control event” (within the meaning of Code Section 409A).

2.7     “Change in Control Determination Period” means the time period beginning with the date of a Change in Control and ending twelve (12) months following the Change in Control.

2.8     “Change in Control Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 5.

2.9     “Company” means Erasca, Inc., a Delaware corporation, and any successor.

2.10     “Covered Employee” means an employee of the Company or any parent or subsidiary of the Company (each a “Participating Company”) who has been designated by the Administrator to participate in the Plan and has executed and delivered such Participation Agreement to the Company.

2.11     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.12     “Effective Date” means the date on which the Company consummates its initial public offering.

2.13     “Equity Compensation Awards” means, with respect to a Covered Employee, the Covered Employee’s equity compensation awards. For the sake of clarity, nothing herein will be deemed to extend the maximum term of a Covered Employee’s stock appreciation rights or stock options as set forth in the applicable stock appreciation rights or option agreements by and between the Covered Employee and the Company.

2.14     “Good Reason” means, unless otherwise defined in a Covered Employee’s Participation Agreement, the occurrence of any of the following events or conditions without a Covered Employee’s written consent: (a) a material diminution in your authority, duties or responsibilities; (b) a material diminution in your base compensation, unless such a reduction is no more than ten percent (10%) or is imposed across-the-board to all senior management of the Company; (c) a material change in the geographic location at which you must perform your duties from the location that was designated as your primary location immediately prior to such change (and you and the Company agree that a change of more than thirty-five (35) miles shall be material for this purpose); provided, that in no event will your required relocation to the San Diego, California area pursuant to any offer letter or employment agreement to which you are a party constitute Good Reason hereunder; or (d) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under any agreement between you and the Company or any of its affiliates. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30)-day cure period.

2.15    “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1 and Section 5.1, as applicable.

2.16     “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to an employee of the Company designating such employee as a Covered Employee under the Plan, which has been signed and accepted by the employee.

2.17     “Plan” means the Erasca, Inc. Severance and Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.18     “Section 409A Limit” means the lesser of two (2) times: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during his or her taxable year preceding the Covered Employee’s taxable year in which the Covered Employee’s separation from service occurs as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated.

2.19     “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.20     “Target Bonus” means, with respect to a Covered Employee, the Covered Employee’s target bonus pursuant to the Company’s applicable corporate bonus plan (i) at the annualized rate in effect for the fiscal year in which the Covered Employee’s Involuntary Termination occurs and (ii) assuming one hundred percent (100%) achievement of the Covered Employee’s and the Company’s performance objectives, if any (and prior to giving effect to any reduction in a Covered Employee’s target bonus in connection with a reduction in base compensation giving rise to the Covered Employee’s resignation for Good Reason). Notwithstanding the foregoing, the Covered Employee’s Target Bonus for purposes of the Plan shall be deemed to be the amount received as a bonus by the Covered Employee for the Company’s fiscal year preceding the date of the Covered Employee’s termination of employment if a target bonus has not been established for the then current fiscal year.

2.21     “Tier 1 Covered Employee” means a Covered Employee who has been designated as under Tier 1 in a Participation Agreement.

2.22     “Tier 2 Covered Employee” means a Covered Employee who has been designated as under Tier 2 in a Participation Agreement.

2.23     “Tier 3 Covered Employee” means a Covered Employee who has been designated as under Tier 3 in a Participation Agreement.

3.         Eligibility for Severance Benefits and Change in Control Severance Benefits. An individual is eligible for the Severance Benefits or the Change in Control Severance Benefits under the Plan, in the amount set forth in Section 4 or Section 5, respectively, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4.          Severance Benefits.

4.1    Involuntary Termination Other Than During the Change in Control Determination Period. If, at any time before or after the Change in Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Severance Benefits from the Company:

4.1.1    Cash Severance Benefits.

 4.1.1.1     CEO. If the Covered Employee is the CEO, he or she shall be entitled to receive an amount equal to twelve (12) months of the Covered Employee’s annualized Base Pay, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

 4.1.1.2    Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to receive an amount equal to nine (9) months of the Covered Employee’s annualized Base Pay, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

 4.1.1.3     Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to receive an amount equal to six (6) months of the Covered Employee’s annualized Base Pay, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

 4.1.1.4     Tier 3 Covered Employee. If the Covered Employee is a Tier 3 Covered Employee, he or she shall be entitled to receive an amount equal to six (6) months of the Covered Employee’s annualized Base Pay, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

4.1.2     Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”), has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company and timely and properly elects to receive continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations, or any similar local, state or federal law (referred to collectively as “COBRA”), the Company will pay the total applicable premium cost for such COBRA coverage (other than for coverage under a health flexible spending account), beginning with the first month of such COBRA coverage, as follows:

 4.1.2.1     CEO. For a period of up to twelve (12) months.

 4.1.2.2     Tier 1 Covered Employee. For a period of up to nine (9) months.

 4.1.2.3     Tier 2 Covered Employee. For a period of up to six (6) months.

 4.1.2.4    Tier 3 Covered Employee. For a period of up to six (6) months.

Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), the Company shall instead pay to the Covered Employee the foregoing monthly amount as a taxable monthly payment for the foregoing COBRA coverage period (or any remaining portion thereof). A Covered Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. A Covered Employee shall notify the Company immediately if he or she becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

4.1.3    Equity Award Accelerated Vesting. The Covered Employee’s Equity Compensation Awards that would have become vested and exercisable within the period specified below following the Covered Employee’s Involuntary Termination automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable effective as of the date of the Covered Employee’s Involuntary Termination; provided, however, that in no event will any Equity Compensation Awards that are restricted stock units be settled on a date later than the date that is sixty (60) days following such Involuntary Termination.

 4.1.3.1    CEO. For a period of twelve (12) months.

 4.1.3.2     Tier 1 Covered Employee. For a period of nine (9) months.

 4.1.3.3     Tier 2 Covered Employee. For a period of six (6) months.

 4.1.3.4    Tier 3 Covered Employee. For a period of six (6) months.

The period over which such Equity Compensation Awards may be exercised shall be governed by the applicable provisions of the Company’s stock plans and related award agreements. In addition, the Covered Employee shall enjoy any additional rights provided under the terms of an Equity Compensation Award, including, but not limited to, the terms of the Company’s 2021 Incentive Award Plan or any other Company equity plan.

5.         Change in Control Severance Benefits.

5.1     Involuntary Termination in Connection with a Change in Control. If, at any time within the Change in Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Change in Control Severance Benefits from the Company:

5.1.1     Cash Severance Benefits.

 5.1.1.1     CEO. If the Covered Employee is the CEO, he or she shall be entitled to the sum of (i) an amount equal to eighteen (18) months of the Covered Employee’s annualized Base Pay and (ii) 1.5 times the Covered Employee’s Target Bonus, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

 5.1.1.2     Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to the sum of (i) an amount equal to twelve (12) months of the Covered Employee’s annualized Base Pay and (ii) 1.0 times the Covered Employee’s Target Bonus, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

 5.1.1.3     Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to the sum of (i) an amount equal to twelve (12) months of the Covered Employee’s annualized Base Pay and (ii) 1.0 times the Covered Employee’s Target Bonus, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

 5.1.4    Tier 3 Covered Employee. If the Covered Employee is a Tier 3 Covered Employee, he or she shall be entitled to the sum of (i) an amount equal to nine (9) months of the Covered Employee’s annualized Base Pay and (ii) the greater of (a) 0.75 times the Covered Employee’s Target Bonus or (b) the Covered Employee’s Target Bonus prorated for the period of time such Covered Employee was employed by the Company for the fiscal year in which such termination occurs, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than seventy-five (75) days following such termination date).

5.1.2     Continued Medical Benefits. If the Covered Employee, and any Family Members, has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under COBRA, provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee and his or her Family Members as follows:

 5.1.2.1     CEO. For a period of up to eighteen (18) months.

 5.1.2.2     Tier 1 Covered Employee. For a period of up to twelve (12) months.

 5.1.2.3     Tier 2 Covered Employee. For a period of up to twelve (12) months.

 5.1.2.4    Tier 3 Covered Employee. For a period of up to nine (9) months.

Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A or that is otherwise compliant with applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), the Company shall instead pay to the Covered Employee the foregoing monthly amount as a taxable monthly payment for the foregoing COBRA coverage period (or any remaining portion thereof). A Covered Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. A Covered Employee shall notify the Company immediately if he or she becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

5.1.3    Equity Award Accelerated Vesting. One hundred percent (100%) of the Covered Employee’s Equity Compensation Awards automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable effective as of the date of the Covered Employee’s Involuntary Termination; provided, however, that in no event will any Equity Compensation Awards that are restricted stock units be settled on a date later than the date that is sixty (60) days following such Involuntary Termination. The period over which such Equity Compensation Awards may be exercised shall be governed by the applicable provisions of the Company’s stock plans and related award agreements. In addition, the Covered Employee shall enjoy any additional rights provided under the terms of an Equity Compensation Award, including, but not limited to, the terms of the Company’s 2021 Incentive Award Plan or any other Company equity plan.

6.         Parachute Payments.

6.1    Parachute Payments. In the event that any payment or benefit received or to be received by a Covered Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of the Covered Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Covered Employee that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to the Covered Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to the Covered Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Covered Employee on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

6.2    Determinations. All determinations regarding the application of this Section 6 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (b) no portion of the Total Payments the receipt or enjoyment of which a Covered Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm.

6.3    Cooperation and Expenses. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Covered Employee and the Company within fifteen (15) days after notification from either the Company or the Covered Employee that the Covered Employee may receive payments which may be “parachute payments.” The Covered Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the

280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Plan. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Plan will be borne solely by the Company.

7.         Conditions to Receipt of Severance.

7.1     Release Agreement. As a condition to receiving Severance Benefits or Change in Control Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates (the “Release”) in the applicable form attached on Appendix B-1 or Appendix B-2. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than fifty-five (55) days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).

7.2     Restrictive Covenants.

7.2.1     Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4.1 or Section 5.1, as applicable, will be subject to the Covered Employee continuing to comply with the provisions of this Section 7 and the terms of any confidential information agreement, proprietary information and inventions agreement and such other appropriate agreement between the Covered Employee and the Company. Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any such agreement or the provisions of this Section 7.

7.2.2    Non-Solicitation. As a condition to receiving Severance Benefits or Change in Control Severance Benefits under this Plan, each Covered Employee agrees that the Covered Employee will not, while employed by the Company, and for twelve (12) months following the date on which he or she terminates employment or otherwise ceases providing services to the Company, interfere with the business of the Company by soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity. A Covered Employee’s duties under this Section 7.2.2 shall survive termination of the Covered Employee’s employment with the Company.

7.2.3     Non-Disparagement. The Covered Employee will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall not, and shall cause its directors and executive officers not to, make any negative or disparaging statements or comments about a Covered Employee. Nothing in this Section 7.2.3 will prohibit a Covered Employee, the Company or any of its officers or directors from providing truthful information in response to a subpoena or other legal process.

7.2.4    Return of Property. In connection with any termination of employment, a Covered Employee shall return to the Company all Company documents (and all copies thereof) and other Company property that such Covered Employee had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).

7.2.5    Cooperation. As a condition of receipt of any severance benefits hereunder, each Covered Employee will, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during his or her employment as to which he or she may have relevant information and any other matter for which such Covered Employee was responsible or had knowledge of through the date of his or her termination of employment. Such cooperation may include, but will not be limited to, providing background information within the Covered Employee’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, each Covered Employee agrees to cooperate with the transition of his or her job responsibilities following his or her termination of employment and cooperate in providing information on matters on which he or she was involved while an employee.

7.2.6    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Plan prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Plan: (i) you shall not be in breach of this Plan, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.     Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits and Change in Control Severance Benefits provided are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of the Covered Employee’s employment. The Covered Employee will be entitled to no severance and change in control benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Covered Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion.

9.         Section 409A.

9.1     Notwithstanding anything to the contrary in the Plan, to the extent that the payments or benefits under this Plan are Deferred Compensation Separation Benefits (as defined below) or are intended to be exempt from Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(9), all references to a Covered Employee’s “termination of employment” shall mean his or her “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If a Covered Employee is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of his or her Separation from Service, to the extent that the payments or benefits under this Plan are Deferred Compensation Separation Benefits and the delayed payment or distribution of all or any portion of such amounts is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the Deferred Compensation Separation Benefits deferred pursuant to this Section 9.1 shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six (6) months and one (1) day following the Covered Employee’s Separation from Service, (b) the date of the Covered Employee’s death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Plan shall be paid as otherwise provided herein. For purposes of the Plan, “Deferred Compensation Separation Benefits” will mean the severance payments or benefits payable to the Covered Employee, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A.

9.2     Exemptions. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any severance payment that entitles the Covered Employee to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit.

9.3     Interpretation. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent that any provision in this Plan is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

9.4    Release Timing. To the extent that the payments or benefits under this Plan are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which a Covered Employee may deliver the Release required hereunder spans two (2) calendar years, the payment of such Covered Employee’s Deferred Compensation Severance Benefits shall occur on the later of (a) January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date such Release becomes effective.

9.5    Reimbursements. Any reimbursement of expenses or in-kind benefits payable under this Plan shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of a Covered Employee’s taxable year following the taxable year in which the Covered Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one (1) year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of the Covered Employee’s, and the Covered Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

9.6    Amendment. If either a Covered Employee or the Company reasonably determines that any payment or benefit will violate Section 409A of the Code, the Covered Employee and the Company will use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A of the Code. A Covered Employee and the Company agree to execute any and all amendments to this Plan or any other agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A of the Code. If it is determined that a payment or benefit was (or may be) made in violation of Section 409A of the Code, the Company will cooperate reasonably with any effort a Covered Employee undertakes to mitigate the tax consequences of such violation, including cooperation with the Covered Employee’s participation in any IRS voluntary compliance program or other correction procedure under Section 409A of the Code that may be available to the Covered Employee.

10.     Withholding. The Company will withhold from any Severance Benefits or Change in Control Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

11.     Administration. The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.

12.     Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13.     Amendment or Termination. The Company, by action of the Compensation Committee, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, (a) any amendment to the Plan that causes an individual or group of individuals to cease to be a Covered Employee will not be effective unless it is communicated to the affected individual in writing prior to the Change in Control Determination Period and (b) once a Covered Employee has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Covered Employee’s written consent, reduce or alter to the detriment of the Covered Employee, the Severance Benefits payable to that Covered Employee (including, without limitation, imposing additional conditions or modifying the timing of payment). In addition, notwithstanding the preceding, once the Change in Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Change in Control Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Change in Control Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired and any benefits payable have been paid.

14.        Claims Procedures.

14.1    Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

14.2    If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Administrator.

14.3    A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise or the deadline to file a claim is temporarily extended under the rules described in Appendix C. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under this Section 14.3.

14.4    The Administrator has adopted procedures for considering claims (which are set forth in Appendix C), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates failed to follow the prescribed procedures with respect to the claim such that the claim was deemed denied). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

15.        Source of Payments. All Severance Benefits and Change in Control Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16.        Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17.        No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment. All employees of the Participating Companies are employed at will.

18.        Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger,

consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19.     Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (with the exception of its conflict of laws provisions).

20.     Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21.     Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22.     Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

APPENDIX A

ERASCA, INC.

SEVERANCE AND CHANGE IN CONTROL SEVERANCE PLAN

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) with respect to participation in the Erasca, Inc. Severance and Change in Control Plan (the “Plan”) is made as of _______ by and between Erasca, Inc. (the “Company”) and _________ (“Employee”). The Agreement is subject to and effective upon the closing of the Company’s initial public offering (the “IPO”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, the Company has adopted and sponsors the Plan, a copy of which is attached hereto; and

WHEREAS, Employee has been selected to participate in the Plan in accordance with and subject to the terms of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1.     Participation. Employee has been designated as a Covered Employee in the Plan under Tier ___, subject to Employee executing this Agreement pursuant to which Employee has agreed to, among other things, (i) waive his or her rights to any severance benefits provided under any other agreement with the Company or arrangement or plan sponsored by the Company and (ii) amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. The terms and conditions of Employee’s participation in the Plan are as set forth in the Plan and herein. Notwithstanding the foregoing, in the event the closing of the IPO does not occur, the Plan shall not go into effect and any existing employment agreement or other agreement by and between Employee and the Company or any other arrangement or plan sponsored by the Company shall continue to govern the terms and conditions of any severance benefits that Employee is entitled to receive.

2.     Severance Benefits. Upon satisfaction of the conditions set forth in Section 4 or Section 5 of the Plan, as applicable, Employee will be eligible to receive the Severance Benefits set forth in Section 4.1 of the Plan or the Change in Control Severance Benefits set forth in Section 5.1 of the Plan, as applicable, subject to compliance with Section 7 of the Plan.

3.     Condition to Receipt of Benefits. Employee acknowledges and agrees that notwithstanding anything herein, in the Plan, or otherwise to the contrary, Employee shall not be entitled to any payments or benefits from the Company under the Plan or this Agreement in connection with an Involuntary Termination of Employee’s employment with the Company unless Employee has signed and not revoked a waiver and release of claims agreement in a form reasonably satisfactory to the Company as provided in Section 7.1 of the Plan (the “Release”). Employee also acknowledges and agrees that receipt of any Severance Benefits or Change in Control Severance Benefits will be subject to Employee’s compliance with the conditions during

Appendix A-1

the time periods set forth in Section 7 of the Plan. In the event this Release is not effective within fifty-five (55) days following the date of Employee’s termination of employment, Employee shall not be entitled to any benefits pursuant to the terms of the Plan.

4.         Interaction with Other Severance Benefit Plans or Arrangements. The severance and change in control benefits and payments provided under the Plan are intended to be and are exclusive and in lieu of any other severance and change in control benefits and payments to which Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of Employee’s employment unless otherwise specifically agreed to by the Employee and the Company in an agreement entered into after the Effective Date of the Plan. Employee agrees that he or she will be entitled to no change in control or severance benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth in the Plan and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Employee further agrees to amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. Notwithstanding the foregoing, if the Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion.

5.         Additional Provisions.

(a)     Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(b)     Integration; No Oral Modification. This Agreement and the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Agreement may only be amended in writing signed by the parties hereto.

(c)     Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

(d)    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(e)    Tax Withholding. All payments made pursuant to the Plan and this Agreement will be subject to withholding of applicable taxes.

(f)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

(g)    Acknowledgment. By their signatures below, the Company and Employee agree that participation in the Plan is governed by this Agreement and by the provisions of the Plan, a copy of which is attached hereto and made a part of this document. Employee acknowledges receipt of a copy of the Plan, represents that Employee has read and is familiar with its provisions and the provisions of this Agreement, and acknowledges that decisions and determinations by the Administrator under the Plan shall be final and binding on Employee.

(h)    Dispute Resolution. The parties agree that any dispute regarding the application and interpretation or alleged violation of this Agreement shall be subject to Section 14 of the Plan.

(The remainder of this page has been intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ERASCA, INC.	EMPLOYEE:

By:
Name:	Print Name:
Title:

APPENDIX B-1

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

(40 and over)

[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Administrator, in its sole discretion.]

This Severance Agreement and Release of All Claims (“Release”) is entered into between                 , including its officers, directors, employees, managers, agents, and representatives (“Company”), and                  (“Employee”) pursuant to the Erasca, Inc. Severance and Change in Control Plan (the “Plan”).

WHEREAS, Employee is a “Covered Employee” under the Plan;

WHEREAS, Employee’s employment with the Company terminated effective ______, ____ (the “Termination Date”);

WHEREAS, the parties agree that Employee is entitled to certain severance benefits under the Plan, subject to the effectiveness of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to [Section 4][Section 5] of the Plan, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that Employee would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.         General Release of Claims by Employee.

(a)    Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s

Appendix B-1-1

employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)    Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)    Employee’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his or her right to secure any damages for alleged discriminatory treatment;

(vi)    Claims based on any right Employee may have to enforce the Company’s executory obligations under the Plan;

(vii)    Claims Employee may have to vested or earned compensation and benefits; and

(viii)    Employee’s right to communicate or cooperate with any government agency.

B-1-2

(b)    EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)     Employee acknowledges that this Release was presented to him or her on ______, ____, and that Employee is entitled to have [twenty-one (21)][forty-five (45)] days’ time in which to consider it. Employee further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Employee should consult with an attorney of his or her choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before [twenty-one (21)][forty-five (45)] days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period. The parties agree that any material or immaterial changes to this Release shall not extend the deadline for the occurrence of the effective date of this Release as provided in clause (f) below.

(d)     Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his or her execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)     Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his or her execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f)    Employee further understands that Employee will not be given any severance benefits under the Plan unless this Release is effective on or before the date that is fifty-five (55) days following the date of Employee’s termination of employment.

[(g)    Employee understands that Attachment 1 to this Release is a list of the job titles and ages for all individuals in Employee’s decisional unit who have been selected for the program, as well as the job titles and ages of all individuals in Employee’s decisional unit who

B-1-3

have not been selected for the program, as of the date the Company provided this Release to Employee.]1

2.         Terminations; Resignations. Employee hereby confirms his or her termination from all positions he or she holds with the Company and any of its affiliates effective as of the Termination Date.

3.         Employee Representations. Employee represents and warrants that:

(a)    Employee has returned to the Company all Company documents (and all copies thereof) and other Company property that Employee had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Employee understands that, even if Employee does not sign this Release, Employee is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Employee in connection with his employment with Company pursuant to the terms of such agreement(s). Employee’s compliance with this Section 3 shall be a condition to receipt of any payments under the Plan;

(b)    Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Plan;

(c)    During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d)    Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as required by applicable law.

4.         Restrictive Covenants; Confidentiality. Employee hereby expressly reaffirms his or her obligations under Section 7 of the Plan, and Employee acknowledges that such obligations shall survive his or her termination of employment. Except as may be required by law, neither Employee nor any member of Employee’s immediate family acting at Employee’s direction will disclose to any individual or entity (other than Employee’s legal or tax advisors) the terms of this Release. Nothing in this Section 4 will prohibit any person from providing truthful information in response to a subpoena or other legal process.

[1]	NTD: To be included for group termination.

B-1-4

5.    No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

6.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

8.    Governing Law. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

9.    Entire Agreement. This Release and the Plan (and the other agreements referenced therein) constitute the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

10.    Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Release by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Release by such party. Such facsimile copies shall constitute enforceable original documents.

11.     Dispute Resolution. The parties agree that any dispute regarding the application and interpretation or alleged violation of this Release shall be subject to Section 14 of the Plan.

B-1-5

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EMPLOYEE	ERASCA, INC.

By:

Print Name:	Print Name:

Title:

Date:	Date:

B-1-6

[ATTACHMENT 1 TO APPENDIX B-1

Older Worker Benefit Protection Act Disclosure]

[To be included if applicable]

B-1-7

APPENDIX B-2

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

(Under 40)

[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Administrator, in its sole discretion.]

This Severance Agreement and Release of All Claims (“Release”) is entered into between                 , including its officers, directors, employees, managers, agents, and representatives (“Company”), and                  (“Employee”) pursuant to the Erasca, Inc. Severance and Change in Control Plan (the “Plan”).

WHEREAS, Employee is a “Covered Employee” under the Plan;

WHEREAS, Employee’s employment with the Company terminated effective             ,          (the “Termination Date”);

WHEREAS, the parties agree that Employee is entitled to certain severance benefits under the Plan, subject to the effectiveness of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to [Section 4][Section 5] of the Plan, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that Employee would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.         General Release of Claims by Employee.

(a)    Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or

Appendix B-2-1

indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)    Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)    Employee’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his or her right to secure any damages for alleged discriminatory treatment;

(vi)    Claims based on any right Employee may have to enforce the Company’s executory obligations under the Plan;

(vii)    Claims Employee may have to vested or earned compensation and benefits; and

(viii)    Employee’s right to communicate or cooperate with any government agency.

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(b)    EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)     Employee understands that this Release shall become effective, irrevocable, and binding upon Employee’s execution of it.

(d)    Employee further understands that Employee will not be given any severance benefits under the Plan unless this Release is effective on or before the date that is fifty-five (55) days following the date of Employee’s termination of employment.

2.         Terminations; Resignations. Employee hereby confirms his or her termination from all positions he or she holds with the Company and any of its affiliates effective as of the Termination Date.

3.         Employee Representations. Employee represents and warrants that:

(a)    Employee has returned to the Company all Company documents (and all copies thereof) and other Company property that Employee had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Employee understands that, even if Employee does not sign this Release, Employee is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Employee in connection with his employment with Company pursuant to the terms of such agreement(s). Employee’s compliance with this Section 3 shall be a condition to receipt of any payments under the Plan;

(b)    Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Plan;

(c)    During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently,

B-2-3

reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d)    Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as required by applicable law.

4.         Restrictive Covenants; Confidentiality. Employee hereby expressly reaffirms his or her obligations under Section 7 of the Plan, and Employee acknowledges that such obligations shall survive his or her termination of employment. Except as may be required by law, neither Employee nor any member of Employee’s immediate family acting at Employee’s direction will disclose to any individual or entity (other than Employee’s legal or tax advisors) the terms of this Release. Nothing in this Section 4 will prohibit any person from providing truthful information in response to a subpoena or other legal process.

5.         No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

6.         Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7.         Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

8.         Governing Law. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

9.         Entire Agreement. This Release and the Plan (and the other agreements referenced therein) constitute the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions,

B-2-4

negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

10.        Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Release by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Release by such party. Such facsimile copies shall constitute enforceable original documents.

11.        Dispute Resolution. The parties agree that any dispute regarding the application and interpretation or alleged violation of this Release shall be subject to Section 14 of the Plan.

B-2-5

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EMPLOYEE	ERASCA, INC.

By:

Print Name:	Print Name:

Title:

Date:	Date:

B-2-6

APPENDIX C

DETAILED CLAIMS AND ARBITRATION PROCEDURES

1.	Claims Procedure

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan.

Initial Claims

All claims shall be presented to the Administrator in writing at the address in Appendix D. Within ninety (90) days after receiving a claim, a claims official appointed by the Administrator shall consider the claim and issue his or her determination thereon in writing. If the Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period and the date by which the Administrator expects to render a decision. Any claims that the Claimant does not pursue in good faith through the initial claims stage, such as by failing to file a timely claim, shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to submit a request for arbitration after the appeal is denied or deemed denied. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Administrator in writing at the address in Appendix D. The appeal will be reviewed by the Administrator or its designee (the “appeals official”). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date, subject to the temporary extension of deadlines described in the paragraph below. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative)

shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Temporary Extension of Deadlines to File Claims and Appeals

The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until sixty (60) days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a Claimant to file claims and appeals under Section 14.3 and this Appendix C, provided, however, that no more than one (1) year will be disregarded in determining a given deadline.

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Claimant written notice prior to the termination of the initial sixty (60) day period indicating the special circumstances requiring the extension of time and the date by which a determination on appeal is expected to be rendered.

However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.

The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim, and (4) a statement of the Claimant’s right to submit a request for arbitration and the deadline for doing so. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix C is final and binding on all parties and shall be given the maximum possible deference allowed by law.

Procedures

The Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Administrator within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix C shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”). Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules, which are available at www.jamsadr.com or upon written request to the Company. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.

Arbitrator

The arbitrator (the “Arbitrator”) shall be a single, mutually-agreed neutral arbitrator.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Administrator, or in such other location as may be acceptable to both the Claimant and the Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Administrator or its delegates. Each Claimant may only submit individual claims to the Arbitrator, and the Arbitrator may only review individual, not class, claims.

Administrative Record

The Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

Each party shall bear its own costs and attorneys’ fees in connection with the arbitration, provided that the Company shall bear the costs of arbitration, including without limitation, arbitration administrative fees, Arbitrator compensation and expenses, and costs of any witnesses called by the Arbitrator.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in employment arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial. Except to the extent prohibited by ERISA, both you and the Company expressly waive your right to a jury trial. You further waive your right to pursue claims against the Company on a class basis; provided, however, that you do not waive your right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

APPENDIX D

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1.    Examine, without charge, at the Company’s headquarters, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration, if any.

2.    Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Administrator may make a reasonable charge for the copies.

3.    Receive a summary of the Plan’s annual financial report, if any. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are

Appendix D-1

successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Administrative Information
Name of Plan:	Erasca, Inc. Severance and Change in Control Severance Plan

Plan Sponsor:	Erasca, Inc. 10835 Road to the Cure Suite 140 San Diego, California 92121 Tel: (858) 465-6511

Plan Administrator:	Compensation Committee of the Board of Directors Erasca, Inc. 10835 Road to the Cure Suite 140 San Diego, California 92121 Tel: (858) 465-6511

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	83-1217027

Direct Questions Regarding the Plan to:	Chief Executive Officer Erasca, Inc. 10835 Road to the Cure Suite 140 San Diego, California 92121 Tel: (858) 465-6511

D-2

Agent for Service of Legal Process:	Erasca, Inc. 10835 Road to the Cure Suite 140 San Diego, California 92121 Tel: (858) 465-6511 Service of Legal Process may also be made upon the Plan Administrator.

Plan Year End:	December 31

Plan Number:	510

Funding:	The Plan is unfunded. Plan benefits are paid as needed from the general assets of the Company.

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